                                                                   Exhibit 23.01

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the use in the Current Report on Form 8-K/A of Phone.com dated February 8, 2000 of our report dated August 16, 1999, with respect to the balance sheets of AtMotion Inc. (a development stage company, formerly known as Arabesque Communications, Inc.) as of June 30, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1999 and for the periods from November 10, 1997 (date of incorporation) to June 30, 1998 and 1999.


                                                  /s/ Ernst & Young LLP


San Jose, California
April 24, 2000